Exhibit 10.14

Prolink Solutions LLC
April 1, 2005
Chuck Sherman
RE: Chief Operating Officer
Dear Chuck
We are pleased to make the following offer to you regarding continued employment at Prolink Solutions, LLC.

Position:	Chief Operating Officer

Reports To:	CEO

Start Date:	April 15, 2005

Term	Through December 31, 2006

Responsibilities:	Manage existing operations including service, installation, support, IT, engineering, research and development, purchasing, manufacturing, Interfacing between internal and external finance groups, sales personnel, executive team and board of director and key investors. Direct responsibly to grow, manage and develop new product development and material. Manage and develop the internal software systems to integrate service, finance and sales along with executive reporting which will provide accurate forecasting for revenue and assisting in fulfilling that forecast. Work with customers to obtain executive team standard for product acceptance. Provide an accurate and professional department forecast and budget. Develop and establish new compensation models and structures for the reporting line departments. Assist the Portfolio Department in restructuring of troubled accounts. Work closely with the Marketing Department to properly position and present our product and services to the market place. In addition assume responsibility of operating P and L. With integrated dotted line reporting authority for CFO and Sales department.

Base Salary:	2005 -$210,000 annually (prorated effective 4/15/05 - 2006-$250,000 (subject to terms below) Payable Bi-weekly

Travel and Entertainment Expense:	The company will reimburse you for all approved expenses subject to company policy.

Benefits:	Standard benefits package as detailed in the Company handbook. Vacation to be four weeks per year for 2005 and 2006.

Bonus:	You will be eligible for a series of bonuses equal to 85% of your

Chuck Sherman- Offer Letter
April 1, 2005
base salary structured as follows:
1. 20% $35,700) Cost reductions — successful reduction of costs per installation (excluding VDU) from agreed upon base platform. Incentive to be prorated based on 0% to 100% of available incentive based 0% to 30% cost reduction. Incentive for savings completed by August 31, 2005 to be paid by October 15, 2005. Savings completed after August 31, 2005 to be paid by February 15, 2006.
2. 65% ($116,025) Cost reductions — successful reduction of cost per VDU based on a prorated scale of 0% to 100% of available incentive based on $0 to $350 of savings. Incentive for savings completed by August 31, 2005 to be paid by October 15, 2005. Savings completed after August 31, 2005 to be paid by February 15, 2006.
3. 15% ($26,775) EBITDA bonus — you will receive an annual bonus paid February 15, 2006 if the company achieves an annual normalized EBITDA of $2 million in 2005. This will be prorate from $1.6 million.
Additional conditions:
1. 2006 base salary — base salary will be adjusted to $250,000 at the earlier of January 1, 2006 or a successful Public stock offering. In the event there is not a successful public offering in 2005, the base salary will be adjusted for 2006 as follows:
a.	Base salary will be prorated from $210,000 to $250,000 for 2005 gross revenues between $15 million and $18 million.

b.	Base salary will be prorated from $210,000 to $250,000 for 2005 EBITDA between $1.6 million and $2.0 million.

c.	The higher of the two values from a. and b. above shall be the basis of the 2006 base salary.

d.	In the event of a successful Public stock offering in 2006, the base salary will immediately be adjusted to $250,000 if it has not already reached that level and all associated incentives shall be adjusted to reflect the new base salary.
2.	2006 bonus — bonus will be 100% of base pay subject to achieving 2 individual targets designed by the compensation committee and the employee and one company wide executive earning or financial target. Weighting will be agreed upon in good faith by compensation committee and employee. Incentive to be paid by February 15, 2007.

Severance: Employee will be entitled to a lump sum payment of 6 months severance upon termination without cause.
Equity Plan: The Compensation Committee of the board of the company to install an equity incentive plan. We have recommended and have received approval from the proposed chairman elect that the company would accept our recommendation that you would receive equity options commensurate with your position on an annual basis. These options would have a vesting schedule of 3 years with a gradual vesting plan of 1/3 per year. The company would award to you a minimum of 6 % equity options priced at the most recent round of financing in the company. Entitled convertible senior security and will be adjusted to the final pricing of that round. In the event of a public offering these options will vest immediately but be subject o underwriters lock ups, 144 insider rules, company restrictions and security rules and registrations. All options will vest upon termination without cause..
Employment Agreement: Employee and Company agree to negotiate in good faith a detailed employment agreement based on these terms and conditions to be complete and executed within 30 days of employee’s acceptance of these basic terms and conditions.
If you have any questions or concerns, please do not hesitate to contact me. We look forward to you accepting this offer and joining our team.
Please advise us of your acceptance no later than April 8, 2005

Very Truly Yours,

/S/ Lawrence Bain
cc: PSL Board

Accepted:
/S/ Chuck Sherman